EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

Xunna Information Technology LTD,
a company incorporated in the British Virgin Islands,

and

JiaXing Fu, an individual

and

HongLin Tian, an individual

and

Xunna Information Technology Inc.,
a company incorporated in the State of Nevada

EXHIBIT 2.1

i

EXHIBIT 2.1

ii

EXHIBIT 2.1

Section 8.11	Governing Law	21
Section 8.12	Amendments and Waivers	21

iii

EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of February 4, 2013 (this “Agreement”) by and among Xunna Information Technology LTD, a company incorporated in the British Virgin Islands (the “Xunna LTD”), JiaXing Fu,  the holder of 45,000 shares, representing 90% of the issued and outstanding common stock of Xunna LTD, HongLin Tian, the holder of 5,000 shares, representing 10% of the issued and outstanding common stock of Xunna LTD (collectively, the “Xunna LTD Shareholders”), and Xunna Information Technology Inc., a company incorporated in the State of Nevada (the “Shell Company”).

WHEREAS, each of Xunna LTD, Xunna LTD Shareholders and Shell Company intend to cause the following transactions to be effective: Shell Company shall exchange 9,000,000 shares of the Common Stock of the Shell Company (the “Exchanged Shell Company Shares”) with Xunna LTD Shareholders, for (A) all of the issued and outstanding shares of the common stock of Xunna LTD, par value $1.0 per share (the “Xunna LTD Common Stock”); and (B) a cash payment of $300,000 (the “Cash Payment,” together with the “Xunna LTD Common Stock”, the “Xunna LTD Consideration”); and

WHEREAS, prior to the date hereof, the respective boards of directors of each of Xunna LTD and Shell Company have, on the terms and subject to the conditions set forth in this Agreement, (i) declared it advisable and in the best interests of it and its respective shareholders to enter into this Agreement; and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (the “Share Exchange”); and

WHEREAS, prior to the date hereof, the board of directors of Xunna LTD has recommended approval and adoption of this Agreement and consummation of the transactions contemplated hereby to the Xunna LTD Shareholders; and

WHEREAS, upon consummation of the Share Exchange, Xunna LTD shall be a wholly-owned subsidiary of Shell Company; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I
PLAN OF EXCHANGE

Section 1.1     The Exchange.  On the Closing Date (as that term is hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, (i) Shell Company shall exchange the Exchanged Shell Company Shares with Xunna LTD Shareholders, for (A) the Xunna LTD Common Stock and (B) the Cash Payment. At the Closing,  the Xunna LTD Shareholders shall, on surrender of their certificates representing such Xunna LTD Common Stock to the registrar and transfer agent for Shell Company, be entitled to receive a certificate or certificates evidencing the Exchanged Shell Company Shares, as provided herein. Upon the consummation of the Share Exchange, (i) all shares of Xunna LTD Common Stock shall be held by Shell Company, (ii) 90% of the Exchanged Shell Company Shares shall be held by JiaXing Fu, and (iii) 10% of the Exchanged Shell Company shares shall be held by HongLin Tian.

EXHIBIT 2.1

Section 1.2     Closing.  The closing of the Share Exchange (the “Closing”) shall take place at 10:00 am Eastern Daylight Time on February 4, 2013 remotely via the exchange of documents and signatures and shall occur as soon as possible after, but in any event no later than ten (10) days following the date on which all of conditions set forth in Section 5  herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”):

Section 1.3     Board of Directors of Shell Company Following Share Exchange.  Intentionally Omitted.

Section 1.4     Officers of Shell Company at Following Share Exchange.  Intentionally Omitted.

Section 1.5     Closing Deliverables of Shell Company.  At the Closing, Shell Company shall cause the following documents to be delivered to Xunna LTD Shareholders:

(a)     Certificate under the name of JiaXing Fu, representing 8,100,000 shares of the common stock of the Shell Company, which is 90% of the Exchanged Shell Company Shares.

(b)     Certificate under the name of HongLin Tian, representing 900,000 shares of the common stock of the Shell Company, which is 10% of the Exchanged Shell Company Shares.

(c)     Such documents as Xunna LTD may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Shell Company, (ii) evidencing the performance of, or compliance by, Shell Company with any covenant or obligation required to be performed or complied with by Shell Company, (iii) evidencing the satisfaction of any condition referred to in Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 1.6     Closing Deliverables of Xunna LTD Shareholders.  At the Closing, Xunna LTD Shareholders shall, or shall cause the Xunna LTD to, cause the following documents and/or payment to be delivered to Shell Company:

(a)     Certificates or equivalent documents representing the Xunna LTD Common Stock duly endorsed for transfer or accompanied by duly executed stock powers;

(b)     The Cash Payment; and

(c)     Such documents as Shell Company may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Xunna LTD, (ii) evidencing the performance of, or compliance by, Xunna LTD or the Xunna LTD Shareholders with any covenant or obligation required to be performed or complied with by Xunna LTD or the Xunna LTD Shareholders, (iii) evidencing the satisfaction of any condition referred to in Article VI , or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

EXHIBIT 2.1

Article II
REPRESENTATIONS AND WARRANTIES OF SHELL COMPANY

As a material inducement to Xunna LTD and the Xunna LTD Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Shell Company hereby represents and warrants to Xunna LTD and the Xunna LTD Shareholders that the statements contained in this Article II are true, correct and complete as of the date hereof and will continue to be true and complete as of the Closing Date, except for the information and disclosures set forth in the schedules delivered by Shell Company dated as of the date of this Agreement and attached hereto, which such disclosures shall provide an exception to or otherwise qualify the specific representation or warranty that the section of the schedule on which such information and disclosures is set forth relates to; provided that the information and disclosures contained in any section of the schedules shall be deemed to be disclosed and incorporated by reference in any other section of the schedules as though fully set forth in such other section only to the extent the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

Section 2.1     Organization; Qualification.  Shell Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own, lease and operate its properties and assets and is duly-qualified to do business and is in good standing under all applicable laws, regulations, ordinances and orders of public authorities and to carry on its business as such business is currently being conducted and is reasonably expected to be conducted in the future in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary. The minute books of Shell Company are true, correct, complete and current as required by law, and contain the minutes of all meetings of the board of directors of Shell Company and all meetings of the stockholders of Shell Company from its date of incorporation to the date hereof, and adequately reflect all actions taken by the board of directors of Shell Company and the stockholders of Shell Company that were required to be reflected in minutes or resolutions. Shell Company is not, and has not been for the past five years, in violation of any of the provisions of the Shell Company’s charter documents.

Section 2.2     Authorization, Validity and Enforceability of Agreements.  Shell Company has full corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Shell Company and the consummation by Shell Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Shell Company, and no other corporate proceedings on the part of Shell Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of Shell Company and is enforceable in accordance with its terms against it, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally.  Shell Company needs not to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), resulting from the issuance of the Exchanged Shell Company Shares.

EXHIBIT 2.1

Section 2.3     No Conflict or Violation.  Neither the execution and delivery of this Agreement by Shell Company, nor the consummation by Shell Company, of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Shell Company’s charter documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Shell Company is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Shell Company is a party or by which Shell Company is bound, or to which any of Shell Company’s assets or properties is subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Shell Company’s assets.

Section 2.4     Capitalization of Shell Company.  The total authorized capital stock of Shell Company is 85,000,000 shares of Stock which consists of (i) 75,000,000 Shares of Common Stock, par value of $0.001 per share, among which 13,000,000 are issued and outstanding as of the date hereof (the “Common Stock”) and (ii) 10,000,000 Shares of Blank Check Preferred Stock, par value of $0.001 per Share, among which none has been issued (the “Preferred Stock”).   Other than the Shell Company Common Stock and the Preferred Stock, there are no other classes of equity or debt securities of Shell Company, either authorized, issued or outstanding. All of the issued and outstanding shares of Shell Company Common Stock are, and all of the Exchanged Shell Company Shares, when transferred in accordance with the terms hereof will be, duly-authorized, validly-issued, fully-paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued to the Xunna LTD Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of any securities of Shell Company, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Shell Company or any Shell Company Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of Shell Company Common Stock. There are no registration or anti-dilution rights, and there are no voting trusts, proxies, rights plans, anti-takeover plans or other agreements or understandings to which Shell Company is a party or by which it is bound with respect to any equity security of any class of Shell Company. Shell Company is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of Shell Company Common Stock.  The transfer of all of the Exchanged Shell Company Shares has been and will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no security holder of Shell Company has any right to rescind or bring any other claim against Shell Company for failure to comply with the Securities Act, the Exchange Act or any state securities laws. There are no outstanding contractual obligations (contingent or otherwise) of Shell Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Shell Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

EXHIBIT 2.1

Section 2.5     Subsidiaries and Equity Investments.  Shell Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or other securities of, or hold any equity or similar interest, or have any investment in, any corporation, association, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity. Shell Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other non-corporate entity.

Section 2.6     Financial Statement; SEC Filings

Attached hereto as Schedule 2.6 are the audited balance sheet of Shell Company as of December 31, 2012, together with an unaudited statement of operations and cash flow for the same period (the “Financial Statements”), which have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (the “GAAP”) applied on a consistent basis throughout the periods indicated, except with respect to footnotes in unaudited Financial Statements to the extent not required by GAAP. The audited balance sheet presents fairly and accurately, as of its date, the financial condition of Shell Company. The statements of income, stockholders’ equity and changes in financial condition reflect fairly and accurately the information required to be set forth therein by GAAP. The books of account of Shell Company have been kept accurately in all material respects in the ordinary course of business, the transaction entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Shell Company have been properly recorded therein in all material respects. The Financial Statements fairly and accurately present the financial condition and operating results of Shell Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Shell Company has no liabilities (contingent or otherwise). Shell Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. Shell Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 2.7     Absence of Undisclosed Liabilities.  Since the date of the filing of its last annual report on Form 10-K for the fiscal year ended June 30, 2012, except as specifically disclosed in the public reports filed with SEC:

(a)     There has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect (as that term is defined below);

EXHIBIT 2.1

(b)     Shell Company has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees;

(c)     Except as set forth in Schedule 2.7(c), Shell Company has not declared or made any dividend or distribution of cash or property to its equityholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby;

(d)     Shell Company has not made any loan, advance or capital contribution to or investment in any person or entity;

(e)     Shell Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

(f)     Shell Company has not suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and

(g)     Except for the Share Exchange and as set forth in Schedule 2.7(g), Shell Company has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

For purposes of this Section 2.7 and Section 5.15, the term “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Shell Company, or materially impair the ability of Shell Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

Section 2.8     Books, Financial Records and Internal Controls.  All the accounts, books, registers, ledgers, Shell Company Board minutes and financial and other records of whatsoever kind of Shell Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Shell Company. Shell Company maintains a system of internal accounting controls considered sufficient by the Public Company Accounting Oversight Board (the “PCAOB”), to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Shell Company’s auditors are independent and in good standing with the PCAOB.

EXHIBIT 2.1

Section 2.9     Agreements.  Except for this Agreement and except as disclosed on Schedule 2.9, Shell Company is not a party to or bound by any written or oral contracts, including, but not limited to, any:

(a)     pension, profit-sharing, option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(b)     collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(c)     management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other person on a full-time, part-time, consulting or other basis, or any other arrangement or understanding;

(d)     agreement or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of Shell Company or any letter of credit arrangements, or any guarantee therefor;

(e)     lease or agreement under which Shell Company is a lessee of or holds or operates any personal property, owned by any other party;

(f)      other contract or group of related contracts which is not terminable by Shell Company upon thirty (30) days’ or less notice without premium or penalty;

(g)     any contracts that generated revenues during the twelve (12) month period ended December 31, 2012;

(h)     agreements relating to the ownership of, investments in or loans and advances to any person or entity, including investments in joint ventures and minority equity investments;

(i)      inbound or outbound license, royalty, or other agreement with respect to any intellectual property owned, leased or licensed by Shell Company (except for license agreements of non-customized commercially available off-the-shelf software subject to “shrink-wrap” or click-wrap” license agreements) and all other agreements affecting Shell Company’s ability to use or disclose its intellectual property;

(j)      contract or agreement prohibiting Shell Company from engaging in any business (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction operating or similar agreement);

(k)     agreement or commitment for the purchase by Shell Company of machinery, equipment or other personal property;

EXHIBIT 2.1

(l)       agreement involving the settlement of any lawsuit with respect to which (i) any unpaid amount exceeds $25,000 or (ii) conditions precedent to the settlement thereof have not been satisfied; or

(m)     agreement for the disposition of any significant portion of the assets or business of Shell Company or any agreement for the acquisition of a significant portion of the assets or business of any other person.

Shell Company has provided to Xunna LTD and the Xunna LTD Shareholders, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “Shell Company Contracts”).  The Company shall satisfy all liabilities due under the Shell Company Contracts as of the Closing Date.  All such liabilities shall be satisfied or released at or prior to Closing.  Any amounts accrued post-Closing shall be the sole responsibility of Xunna LTD, unless such amounts are accrued with respect to a Shell Company Contract which Xunna LTD requested Shell Company to cancel which was not canceled as of the Closing Date.

Section 2.10     Litigation.  There is no claim, action, suit, proceeding or investigation (the “Action”) pending or, to the knowledge of Shell Company, threatened against or affecting Shell Company or any of its affiliates, at law or in equity, or before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that may affect the validity of this Agreement or the right of Shell Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Shell Company, currently threatened against Shell Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Shell Company or any of its affiliates. Neither Shell Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Shell Company or any of its affiliates relating to Shell Company currently pending or threatened or which Shell Company or any of its affiliates intends to initiate. Shell Company does not have any knowledge of any undisclosed default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 2.11     Compliance with Laws.  Shell Company has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule or regulation of any kind whatsoever, including, without limitation, the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC, any national securities exchange or interdealer quotation system, or the applicable securities laws and rules and regulations of any state.

Section 2.12     Absence of Certain Changes or Events.  Since the establishment of the Shell Company, except as set forth in this Agreement or in Schedule 2.12, attached hereto, Shell Company has conducted its operations in the ordinary course of business and there has not been:

(a)     any material change in the business, operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise), results of operations or prospects of Shell Company;

EXHIBIT 2.1

(b)     any damage, destruction, or loss (whether or not covered by insurance) materially affecting the business, operations, properties, assets or condition of Shell Company;

(c)     any change in the authorized capital stock of Shell Company or in its outstanding securities or any change in the shareholders’ ownership interests in Shell Company or any grant of any options, warrants, calls, conversion rights or commitments with respect to securities of Shell Company;

(d)     any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Shell Company;

(e)     any increase in the compensation payable or to become payable by Shell Company, including any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, to any of its respective officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f)      any significant work interruptions, labor grievances or claims filed;

(g)     except for the Agreement, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Shell Company to any person, including, without limitation, the equityholders of Shell Company, except assets, properties or rights not used or useful in its business which, in the aggregate, have a value of less than US $1,000;

(h)     any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Shell Company, except debts or claims which in the aggregate are of a value less than US $10,000;

(i)      any increase in the indebtedness of Shell Company, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

(j)      any plan, agreement, arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Shell Company or requiring consent of any party to the transfer and assignment of such assets, property or rights;

(k)     any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of any of Shell Company’s business;

(l)      any waiver of any material rights or claims of Shell Company;

EXHIBIT 2.1

(m)     any material breach, amendment or termination of any material contract, agreement, permit or other right to which Shell Company is a party or any of its property is subject;

(n)     any material change in Shell Company’s method of management, operation or accounting;

(o)     any other material transaction by Shell Company outside the ordinary course of business.

Section 2.13     Employee Benefit Plans.  Shell Company does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.14     Tax Returns, Payments and Elections.  Shell Company has filed all Tax (as that term is defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as that term is defined below). All such Tax Returns are accurate, complete and correct in all material respects, and Shell Company has timely paid all Taxes due and adequate provisions have been and are reflected in Shell Company’s Financial Statements for all current taxes and other charges to which Shell Company is subject and which are not currently due and payable. None of Shell Company’s federal income tax returns have been audited by the Internal Revenue Service. Shell Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Shell Company for any period, nor of any basis for any such assessment, adjustment or contingency. Shell Company has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, the terms “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

EXHIBIT 2.1

Section 2.15    No Broker Fees.  No brokers, finders or financial advisory fees or commissions will be payable by or to Shell Company, or any of its affiliates with respect to the transactions contemplated by this Agreement.

Section 2.16     No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or anticipated by Shell Company to arise, between Shell Company and any accountants and/or lawyers formerly or presently engaged by Shell Company. Shell Company is current with respect to fees owed to its accountants and lawyers.

Section 2.17     No Integrated Offering.  Shell Company does not have any registration statement pending before the SEC or currently under the SEC’s review and since the date hereof, except as contemplated under this Agreement, Shell Company has not offered or sold any of its equity securities or debt securities convertible into shares of Shell Company Common Stock.

Section 2.18     No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to Shell Company or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Shell Company but which has not been so publicly announced or disclosed. Shell Company has not provided to Xunna LTD, or the Xunna LTD Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Shell Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

Section 2.19     No Assets or Real Property.  Except as set forth on Schedule 2.19 hereto, Shell Company does not have any assets of any kind.  Shell Company does not own or lease any real property.

Section 2.20     Interested Party Transactions.  Except as disclosed on Schedule 2.20 and in Public Reports, no officer, director or shareholder of Shell Company or any affiliate or “associate” (as such term is defined in Rule 405 promulgated under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Shell Company, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Shell Company any goods or services; or (b) a beneficial interest in any contract or agreement to which Shell Company is a party or by which it may be bound or affected.

Section 2.21     Intellectual Property.  Shell Company does not own, use or license any intellectual property in its business as presently conducted.

Section 2.22    Purchase for Own Account.  The Xunna LTD Common Stock to be acquired by Shell Company will be acquired for investment for Shell Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Shell Company has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Shell Company further represents that Shell Company does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Xunna LTD Common Stock. Shell Company has not been formed for the specific purpose of acquiring the Xunna LTD Common Stock.

EXHIBIT 2.1

Section 2.23     Experience.  Shell Company has carefully reviewed the representations concerning Xunna LTD contained in this Agreement and has made detailed inquiry concerning Xunna LTD, its business and its personnel. The management of Xunna LTD has made available to Shell Company any and all information which Shell Company has requested and have answered to Shell Company’s full satisfaction all inquiries made by Shell Company; and Shell Company has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in Xunna LTD and Shell Company is able financially to bear the risks thereof.

Section 2.24     Restricted Securities.  Shell Company understands that the offer and sale of the Xunna LTD Common Stock has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Shell Company’s representations as expressed herein. Shell Company understands that the Xunna LTD Common Stock constitutes “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Shell Company must hold the Securities indefinitely unless the resale of same is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Shell Company acknowledges that, except as otherwise provided herein, Xunna LTD has no obligation to register or qualify the Securities for resale. Shell Company further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Xunna LTD Common Stock, and on requirements relating to Xunna LTD which are outside of the Shell Company’s control, and which Xunna LTD is under no obligation and may not be able to satisfy.

Section 2.25     Disclosure.  No representation or warranty by Shell Company in this Agreement or any certificate or other document furnished or to be furnished to Xunna LTD or the Xunna LTD Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article III
REPRESENTATIONS AND WARRANTIES OF XUNNA LTD

Xunna LTD represents, warrants and agrees that all of the statements in this Article III, pertaining to Xunna LTD, are true and complete as of the date hereof.

Section 3.1     Authorization, Incorporation; Binding Obligation.  Xunna LTD is a company duly organized, validly existing and in good standing under the laws of British Virgin Islands.  Xunna LTD has all necessary corporate power to enter into this Agreement and execute all documents required hereunder. The making, execution, delivery and performance of this Agreement by Xunna LTD, once signed by the other parties hereto, constitutes a valid and binding obligation enforceable in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

EXHIBIT 2.1

Section 3.2     Capitalization.

(a)     The authorized capital stock of Xunna LTD consists of 50,000 shares of Common Stock, par value of $1.0 per share, of which 50,000 shares are issued and outstanding. The Xunna LTD Common Stock has been duly authorized, validly issued, fully paid and non-assessable.

(b)     The Xunna LTD Common Stock has been issued in compliance with applicable Law. None of the Xunna LTD Common Stock was issued in violation of any agreement, arrangement or commitment to which Xunna LTD is a party or is subject to or in violation of any preemptive or similar rights of any person or entity.

(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Xunna LTD Common Stock or obligating Xunna LTD to issue or sell any shares of Xunna LTD Common Stock. Xunna LTD does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of Xunna LTD Common Stock.

Section 3.3     No Undisclosed Liabilities.  Other than any obligations or liabilities in connection with the Share Exchange, Xunna LTD has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, except those which are adequately reflected or reserved against in the most recent balance sheet as of the date of such balance sheet.

Section 3.4     Litigation.  There are no actions, suits or proceedings of any nature pending or threatened against or by Xunna LTD, any affiliate of Xunna LTD or any of its properties that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to or serve as a basis for any such action, suit or proceeding.

Section 3.5     Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of Xunna LTD’s governing documents, or any amendments thereto, or (ii) violate any law applicable to Xunna LTD.

Section 3.6     Compliance With Laws.  To the best of its Knowledge, Xunna LTD is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule or regulation. For purposes of this Section 3.6, the term “Knowledge” means the actual knowledge, without duty to investigate, of Xunna LTD Shareholders.

EXHIBIT 2.1

Article IV
REPRESENTATIONS AND WARRANTIES OF XUNNA LTD SHAREHOLDERS

Each of Xunna LTD Shareholders, severally but not jointly, hereby individually represents and warrants to Shell Company:

Section 4.1     Authority.  Each of Xunna LTD Shareholders has the right, power, authority and capacity to execute and deliver this Agreement to which such Xunna LTD Shareholder is a party, to consummate the transactions contemplated by this Agreement, and to perform such Xunna LTD Shareholder’s obligations under this Agreement. This Agreement has been duly and validly authorized and approved (if necessary), executed and delivered by such Xunna LTD Shareholder. This Agreement is duly authorized, executed and delivered by such Xunna LTD Shareholder, and, once signed by the other parties hereto, constitutes the legal, valid and binding obligation of such Xunna LTD Shareholder, enforceable against such Xunna LTD Shareholder in accordance with its respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2     Acknowledgment.  Each Xunna LTD Shareholder understands and agrees that the offer and sale of the Exchanged Shell Company Shares pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the transfer of the Exchanged Shell Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder.

Section 4.3     Restricted Securities.  Each Xunna LTD Shareholder understands that the offer and sale of the Exchanged Shell Company Shares has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Xunna LTD Shareholder’s representations as expressed herein. Each Xunna LTD Shareholder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Xunna LTD Shareholder must hold the Exchanged Shell Company Shares, indefinitely unless the resale of same is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Each Xunna LTD Shareholder acknowledges that, except as otherwise provided herein, Shell Company has no obligation to register or qualify the Exchanged Shell Company Shares for resale.  Each Xunna LTD Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Shell Company which are outside of such Xunna LTD Purchaser’s control, and which Shell Company is under no obligation and may not be able to satisfy.

Section 4.4     Ownership of Shares.  Each Xunna LTD Shareholder is the sole record and beneficial owner of the relative portion of the Xunna LTD Common Stock. Such Xunna LTD Shareholder has and shall transfer at the Closing, good and marketable title to his Xunna LTD Common Stock, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

EXHIBIT 2.1

Section 4.5     No Brokers.  No brokers, finders or financial advisory fees or commissions will be payable by or to such Xunna LTD Shareholder with respect to the transactions contemplated by this Agreement.

Article V
CONDITIONS TO OBLIGATIONS OF XUNNA LTD AND THE XUNNA LTD SHAREHOLDERS

The obligations of Xunna LTD and the Xunna LTD Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Xunna LTD at its sole discretion:

Section 5.1     Representations and Warranties of Shell Company.  All representations and warranties made by Shell Company in this Agreement shall be true and correct, jointly and severally, in all material respects on the date hereof and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct on and as of the Closing Date with respect to such date or period.

Section 5.2     Agreements and Covenants.  Shell Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3     Consents and Approvals.  Shell Company shall have received all consents, permits, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4     No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Shell Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

EXHIBIT 2.1

Section 5.5     No Outstanding Securities.  Shell Company shall have no securities, including, without limitation, options, warrants, preferred stock or other convertible instruments, other than Shell Company Common Stock and Preferred Stock, issued or outstanding.

Section 5.6     No Assets.  Shell Company shall have no assets other than as set forth on Schedule 2.19 attached hereto.

Section 5.7     No Liabilities.  Shell Company shall have no liabilities of any kind or any nature whatsoever.

Section 5.8     SEC Filings.  Shell Company shall be current and in compliance with all reporting requirements of the SEC.

Section 5.9     No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Shell Company.

Section 5.10   Conduct of Business.  Shell Company shall have conducted its business only in the ordinary course and shall not have sold, transferred, assigned or otherwise disposed of any assets except in the ordinary course of business or with the written consent of Xunna LTD.

Section 5.11   Resignation of Pre-Closing Officers and Directors.  The Shell Company shall have caused the officers and members of the board of directors of Shell Company in place prior to Closing to resign effective as of the Closing Date.

Section 5.12   Pre-Closing Deliverables.  Prior to Closing, Shell Company shall provide to Xunna LTD:

(a)     Shell Company’s annual audited financial statements and interim unaudited financial statements, for all periods since inception, consisting of a balance sheet and a related statement of income for the period then-ended, which fairly present the financial condition of Shell Company as of their respective dates and for the periods involved, prepared in accordance with GAAP consistently applied

(b)     All disclosure schedules set forth in Article II hereof.

EXHIBIT 2.1

Article VI
CONDITIONS TO OBLIGATIONS OF Shell Company

The obligations of Shell Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Shell Company in its sole discretion:

Section 6.1     Representations and Warranties of Xunna LTD and the Xunna LTD Shareholders.  All representations and warranties made by Xunna LTD and the Xunna LTD Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2     Agreements and Covenants.  Xunna LTD and the Xunna LTD Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3     Consents and Approvals.  All consents, permits, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4     No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Xunna LTD shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5     Pre-Closing Deliverables.  Prior to Closing, Xunna LTD shall provide to Shell Company:

(a)     A draft of the Current Report on Form 8-K (the “Super 8-K”), disclosing the Share Exchange and the business and financial statements of Shell Company after the Share Exchange, in substantially final form.

(b)     All disclosure schedules set forth in Article III and Article IV hereof.

EXHIBIT 2.1

Article VII
INDEMNIFICATION

Section 7.1     Survival of Provisions.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date (the “Survival Period”);  provided, that the representations and warranties in Section 2.1, Section 2.2, Section 2.4, Section 2.14, Section 2.15, Section 3.1, Section 3.2, Section 4.1  and Section 4.5  shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.2     Indemnification by Xunna LTD Shareholders.  From and after the Closing Date until the expiration of the Survival Period, Xunna LTD Shareholders shall indemnify and hold harmless the Shell Company, its affiliates, officers, directors, shareholders, representatives, successors and assigns, (each referred to herein as a “Shell Company Indemnified Party”) against and in respect of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees) or any diminution in value, (each, a “Loss,” and collectively, “Losses”) suffered, sustained, incurred or required to be paid by any Shell Company Indemnified Party, which arises or results from:

(a)     Any material inaccuracy of the representations or warranties made by Xunna LTD or Xunna LTD Shareholders in this Agreement as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date; and

(b)     Any material breach of any covenant or other agreement on the part of Xunna LTD Shareholders under this Agreement.

Notwithstanding anything in this Agreement to the contrary, neither Xunna LTD Shareholders nor any of their respective affiliates, representatives, assigns or heirs, shall be liable to indemnify any Shell Company Indemnified Party for any Losses in excess of $100,000 (the “Cap”), and no claim for indemnification may be brought under this Section 7.2 unless such claim for indemnification totals more than $25,000 (the “Deductible”).

Section 7.3     Indemnification by Shell Company.  From and after the Closing Date until the expiration of the Survival Period, the Shell Company will indemnify and hold harmless Xunna LTD, its affiliates, officers, directors, shareholders, representatives, assigns or successors, the Xunna LTD Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Xunna LTD Indemnified Person”) from and against any and all Losses arising out of or resulting from:

(a)     Any inaccuracy or breach of any representation or warranty made by Shell Company in this Agreement as of the Closing Date, and in any certificate delivered by Shell Company pursuant to this Agreement;

EXHIBIT 2.1

(b)     Any breach by Shell Company of any covenant, obligation or other agreement made by Shell Company in this Agreement; and

(c)     Any third-party claim based on any acts or omissions by Shell Company.

Article VIII
MISCELLANEOUS PROVISIONS

Section 8.1     Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.2     Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.3     Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.4     Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or facsimile to the parties at the following addresses:

If to Xunna LTD or the Xunna LTD Shareholders:

2 Fufeng Road
Xinghuo Sci-Tech Building, Floor 26
Fengtai District, BeiJing, 100070
People’s Republic of China
Attn:  JiaXing Fu

If to Shell Company:

2 Fufeng Road
Xinghuo Sci-Tech Building, Floor 26
Fengtai District, BeiJing, 100070
People’s Republic of China
Attn: XiangYing Meng

EXHIBIT 2.1

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.4 .

Section 8.5     Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.6     Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.7     Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.8     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Facsimile and PDF copies shall be considered originals for all purposes.

Section 8.9     Convenience of Forum; Consent to Jurisdiction.  The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the agreements and transactions contemplated hereby shall be instituted in a court located in Philadelphia, Pennsylvania, which shall be the exclusive jurisdiction and venue of any legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding.

Section 8.10   Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

EXHIBIT 2.1

Section 8.11   Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 8.12   Amendments and Waivers.  Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT 2.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

XUNNA INFORMATION TECHNOLOGY INC.

/s/
Name:
Title:

XUNNA INFORMATION TECHNOLOGY LTD.

/s/
Name:
Title:

JiaXing Fu

HongLin Tian

EXHIBIT 2.1

SCHEDULE 2.6

SHELL COMPANY FINANCIAL STATEMENTS

EXHIBIT 2.1

XUNNA INFORMATION TECHNOLOGY INC.
(A Development Stage Company)

Balance Sheets

Assets	December 15,	June 30,
	2012	2012
Current assets:
Cash and cash equivalents	$3,997.50	$2,068
Total current assets	3,997.50	2,068
Total Assets	$3,997.50	$2,068

Liabilities and stockholders' deficit

Current liabilities:

Accrued expenses	-	$4,148
Due to Shareholder	$11,800	-
Total current liabilities	11,800	4,148
Total liabilities	$11,800	$4,148
Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized;
no shares issued and outstanding at December 15, 2012	-	-
Common stock, $0.001 par value, 75,000,000 shares authorized;
13,000,000 shares issued and outstanding at December 16, 2012	13,000	13,000
Stock subscription receivable	(6,750)	(6,750)
Additional paid-in capital	36,000	36,000
Deficit accumulated during development stage	(50,052.50)	(44,330)
Total stockholders' deficit	(7,802.50)	(2,080)
Total liabilities and stockholders' deficit	$3,997.50	$2,068

EXHIBIT 2.1

XUNNA INFORMATION TECHNOLOGY INC,
(A Development Stage Company)

Statement of Operations

	For the three month			For the six months		Cumulative
	Ended			ended		Since inception at
	December 15,30 (respectively)			December 15,30		March 22,
	2012	2011		2012	2011	2011
Revenue	$-	$		$-	$-	$-
Operating expenses General and administrative expenses	3,025.50		18,600	5,722.50	20,985	51,252.50
Total operating expenses	3,025.50		18,600	5,722.50	20,985	51,252.50
Loss from operations	(3,025.50)		(18,6000	(5,722.50)	(20,985)	(51,252.50)
Other income
Interest income	-		1,200		1,200	1,200
Total other income	-		1,200		1,200	1,200
Loss before provision for income taxes	(3,025.50)		(17,400)	(5,722.50)	(19,785)	(50,052.50)
Provision for income taxes	-		-
Net loss	(3,025.50)		(17,400)	(5,722.50)	(19,785)	(50,052.50)
Loss per common share
Basic	$0.00		$0.00	$0.00	$0.00	$0.00
Diluted				$0.00	$0.00	$0.00
Weighted average number of common Shares outstanding
Basic	13,000,000		13,000,000	13,000,000	13,000,000	13,000,000
Diluted	13,000,000		13,000,000	13,000,000	13,000,000	13,000,000

EXHIBIT 2.1

XUNNA INFORMATION TECHNOLOGY INC.
(A Development Stage Company)

Statements of Cash Flows

	For the three months		For the six months		Cumulative
	Ended December		ended		Since inception
	15,30 (respectively)		December 15, 30		at March, 22
	2012	2011	2012	2011	2011
Cash flows from operating activities:
Net loss	(3,025.50)	(17A00)		(19 785)	(50,052.50
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based payment	-	-	-	-	2,250
Change in current assets and current liabilities:
Due form unrelated party	-	20,000	-	-	-
Accrued expenses	(2,100)	-	(4,148)	(2,360)	-
Total adjustments	(2,100)	2,600	(4,148)	(2,360)	2,250
Net cash used in operating activities	(5,125.50)	2,600	(9,870.50)	(22,145)	(4,7802.50)
Cash flows from financing activities:
Due to Shareholders	7,800	-	11,800	-	11,800
Capital contributions	-	-	-	-	40,000
Net cash provided by financing Activities	7,800	-	11,800	-	51,800
Net increase (decrease) in cash and cash equivalents	2,674.50	2,600	1,929.50	(22,145)	3,997.50
Cash and cash equivalents-beginning	1,323	2,700	2,068	27,445	-
Cash and cash equivalents-ending	3,997.50	5,300	3,997.50	5,300	3,997.50

EXHIBIT 2.1

SCHEDULE 2.7 (c)

SHELL COMPANY DIVIDEND OR EQUITY TRANSACTIONS

Shell Company enters into that certain Stock Redemption Agreement with Li Jiang on the same date as the date of this Agreement, pursuant to which Shell Company redeems 9,000,000 common stock shares from Li Jiang.

EXHIBIT 2.1

SCHEDULE 2.7 (g)

SHELL COMPANY MATERIAL TRANSACTIONS

See Schedule 2.7 (c).

EXHIBIT 2.1

SCHEDULE 2.9

SHELL COMPANY REQUIRED DISCLOSURE OF CERTAIN CONTRACTS

Loan Agreement between Shell Company and Xiangying Meng dated July 1, 2012.

EXHIBIT 2.1

SCHEDULE 2.12

SHELL COMPANY REQUIRED DISCLOSURE OF CERTAIN CHANGES OR EVENTS

See Schedule 2.7 (c ).

EXHIBIT 2.1

SCHEDULE 2.19

SHELL COMPANY ASSETS

February 4, 2013
Balance Sheets

Assets

Current assets:
Cash and cash equivalents	$2,522.50

Total current assets	2,522.50

Total Assets	$2,522.50

Liabilities and stockholders’ deficit

Current liabilities:

Accrued expenses	-
Due to Former Shareholder	$11,800
Due to Li Jiang per Stock Redemption Agreement	$290,722.50

Total current liabilities	$302,522.50

Total liabilities	$302,522.50

EXHIBIT 2.1

SCHEDULE 2.20

SHELL COMPANY INTERESTED PARTY TRANSACTIONS

None.